Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228082 on Form S-8 of our report dated October 31, 2019 relating to the financial statements of Paringa Resources Limited and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the going concern uncertainty) appearing in this Annual Report on Form 20-F of Paringa Resources Limited for the year ended June 30, 2019.

/s/ DELOITTE TOUCHE TOHMATSU

Perth, Australia
October 31, 2019